UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)    February 22, 2006
Microfield Group, Inc.

(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149

(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

1631 NW Thurman, Suite 200, Portland, OR	97209

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (503) 419-3580 .

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On February 22, 2006, the Board of Directors of Microfield Group, Inc. (“MICG”) appointed Gary D. Conley to serve on its Board of Directors, effective February 22, 2006. In connection with his appointment, Mr. Conley was granted a common stock option to purchase 50,000 shares of MICG common stock at $2.45 a share.
     In addition to Mr. Conley’s service on Microfield’s Board of Directors, he serves as the Chairman of the Board and Chief Executive Officer of both SolFocus, Inc. & H2Go, Inc.
     Mr. Conley previously served as CEO of GuideTech, a leading edge developer of advanced high speed timing interval analyzers used by the semiconductor industry to test jitter and other timing failure mechanisms of high speed devices.
     Mr. Conley also served as Senior Vice President at Credence Corporation where he was responsible for the Memory Products Division. Prior to that, Mr. Conley served as President at EPRO when it was contemplating Chapter 7 bankruptcy. As President of EPRO, Mr. Conley successfully employed controlled growth techniques, aggressive cost cutting and remarketing efforts to return the Company to profitability.
     Mr. Conley also worked in Singapore, where he co-founded a SEA semi equipment distributor, Engage Electronics.
     Mr. Conley is a member of Engage Electronics, AoTest, and FlyteComm Boards of Directors.
     There is no arrangement or understanding pursuant to which Mr. Conley was selected as a director. Mr. Conley has been appointed to serve on the Compensation Committee of the Board of Directors.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 28, 2006.

Microfield Group, Inc.
/s/ A. Mark Walter
A. Mark Walter, President